FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-166711-02

From: CITI CMBS SYNDICATE (CITIGROUP GLOBAL MAR)
At:  9/04 12:59:02

CGCMT 2012-GC8 - New Issue Announcement Public
$ 728.15mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Citigroup Global Markets Inc. and Goldman, Sachs & Co.

Co-Managers: Natixis Securities Americas LLC and RBS Securities Inc.

						U/W NOI
Class	Moody’s/Fitch/KBRA	Size ($ mm)	WAL (yr)	C.E%	Cum LTV	Debt Yield
A-1	Aaa(sf)/AAA(sf)/AAA(sf)	58.96	2.46	30.000%	44.2%	16.7%
A-2	Aaa(sf)/AAA(sf)/AAA(sf)	181.57	4.71	30.000%	44.2%	16.7%
A-3	Aaa(sf)/AAA(sf)/AAA(sf)	27.73	6.87	30.000%	44.2%	16.7%
A-4	Aaa(sf)/AAA(sf)/AAA(sf)	379.63	9.73	30.000%	44.2%	16.7%
A-AB	Aaa(sf)/AAA(sf)/AAA(sf)	80.27	7.38	30.000%	44.2%	16.7%

Collateral Summary

Pool Balance:   $1,040.21 mm
Number of Mortgage Loans:   57
Number of Mortgaged Properties:   139
Weighted Average Mortgage Loan Rate:   4.95%
Weighted Average Remaining Term to Maturity (months):   106
Weighted Average Remaining Amortization Term (months):   347
Weighted Average U/w DSCR:   1.73x
Weighted Average Debt Yield on Underwritten NOI:   11.7%
% of Mortgage Loans with Pari Passu Split Loan Structure:   27.9%
% of Mortgage Loans with Additional Debt:   16%

Property Type:  44.2% Office - 39.2% CBD Office, 5% General Suburban Office; 19.6% Retail - 5.9% Unanchored Retail, 5.5% Anchored Retail, 5% Single Tenant Retail,
3.2% Power Center/ Big Box; 17.4% Hospitality - 11.7% Full Service, 4.7% Limited Service, 1% Extended Stay; 8.5% Multifamily - 6.1% Garden; 1.2% Student Housing;
5.3% Self Storage

Top 5 States:   31.4% NY, 14.9% TX, 13.3% FL, 9.5% IL, 4.9% MI

Anticipated Timing:

Investor Call:   Wed, Sept 5th
Anticipated Pricing:   Week of Sept 10th
Anticipated Closing:   Thu, Sept 27th

Investor Call Details:

Date:   Wed, Sept 5th
Time:   11.00 AM EST
US Dial In:   719-457-6856
Passcode:   4251410

Free Writing Prospectus

Termsheet

Annex A

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-166711) for the offering to which this communication relates.

Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Goldman, Sachs & Co., any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-877-858-5407.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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